Exhibit 99.2



CUC INTERNATIONAL INC. AND SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
- --------------------------------------------------------------------------------
                                                        April 30,    January 31,
                                                          1996          1996
- --------------------------------------------------------------------------------
Assets                                                (Unaudited)
Current Assets
  Cash and cash equivalents                             $349,563       $333,036
  Marketable securities                                   77,022         97,164
  Receivables                                            460,176        463,492
  Prepaid membership materials                            42,302         39,061
  Prepaid expenses, deferred taxes and other             149,583        158,523
                                                   -----------------------------
        Total Current Assets                           1,078,646      1,091,276

Membership solicitations in process                       61,663         60,713
Deferred membership acquisition costs                    408,630        404,655
Contract renewal rights and intangible assets
  - net of accumulated amortization
  of $106,262 and $100,578                               355,917        332,806
Properties, at cost, less accumulated
  depreciation of $111,996 and $105,235                  122,378        113,353
Deferred income taxes and other                           71,562         65,393
                                                   -----------------------------
                                                      $2,098,796     $2,068,196
                                                   =============================

Liabilities and Shareholders' Equity
Current Liabilities
  Accounts payable, accrued expenses
    and other accrued liabilities                       $252,746       $296,048
  Federal and state income taxes payable                  13,119         35,957
                                                   -----------------------------
        Total Current Liabilities                        265,865        332,005

Deferred membership income                               696,240        682,823
Convertible debt - net of unamortized
  original issue discount of $576 and $586                23,399         23,389
Zero coupon convertible notes - net of
  unamortized original issue discount
  of $178 and $588                                        14,709         14,410
Other                                                     11,372         13,046

Contingencies (Note 5)

Shareholders' Equity
  Common stock-par value $.01 per share;
    authorized 400 million shares; issued
    260,501,524 shares and 257,207,225 shares              2,605          2,572
  Additional paid-in capital                             484,277        429,934
  Retained earnings                                      650,720        602,678
  Treasury stock, at cost, 3,868,011
     shares and 3,410,631 shares                        (48,161)       (30,998)
  Unrealized gain on marketable securities                                  593
  Foreign currency translation                           (2,230)        (2,256)
                                                   -----------------------------
Total Shareholders' Equity                             1,087,211      1,002,523
                                                   -----------------------------
                                                      $2,098,796     $2,068,196
                                                   =============================

See notes to supplemental condensed consolidated financial statements.

CUC  INTERNATIONAL  INC.  AND  SUBSIDIARIES
SUPPLEMENTAL CONDENSED  CONSOLIDATED  STATEMENTS  OF  INCOME  (UNAUDITED)
(In thousands, except per share amounts)
===============================================================================



                                                      Three Months Ended
                                                           April 30,
- -------------------------------------------------------------------------------
                                                   1996                1995
- -------------------------------------------------------------------------------

REVENUES
   Membership and service fees                   $455,006            $382,957
   Software                                        60,473               47,702
                                            -----------------------------------

     Total Revenues                               515,479             430,659

EXPENSES
     Operating                                    158,327              129,946
     Marketing                                    205,202              171,148
     General and administrative                    70,066               62,276
     Costs related to products abandoned
       and restructuring                                                 8,061
     Interest income, net                          (2,240)              (3,042)
                                            -----------------------------------

Total Expenses                                    431,355              368,389
                                            -----------------------------------

INCOME  BEFORE  INCOME  TAXES                      84,124               62,270

Provision for income taxes                         32,003               23,966
                                            -----------------------------------

NET  INCOME                                       $52,121              $38,304
                                            ===================================

Net Income Per Common Share                         $0.20                $0.15
                                            ===================================

Weighted Average Number of
Common and Dilutive Common
Equivalent Shares Outstanding                     264,443              258,084
                                            ===================================


See notes to supplemental condensed consolidated financial statements.

CUC  INTERNATIONAL  INC.  AND  SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (In thousands)
                                                              APRIL 30,
- ------------------------------------------------------------------------------
THREE MONTHS ENDED                                      1996            1995
- ------------------------------------------------------------------------------
OPERATING  ACTIVITIES:
Net income                                            $52,121         $38,304
Adjustments to reconcile net income to
  net cash provided by (used in)
  operating activities:
    Membership acquisition costs                     (164,341)       (134,434)
    Amortization of membership
      acquisition costs                               160,366         144,678
    Deferred membership income                         13,179           2,869
    Membership solicitations in process                  (950)         (4,659)
    Amortization of contract renewal
      rights and excess cost                            5,684           4,913
    Deferred income taxes                              (2,508)        (20,670)
    Amortization of original issue
      discount on convertible notes                       739             426
    Depreciation                                        6,925           5,946
    Effect of change in amortization periods
      for Ideon membership acquisition costs                           65,500
    Net loss during change
      in fiscal year-ends                              (4,268)        (49,944)

      Changes in working capital items,
        net of acquisitions:
        Decrease (increase) in receivables              3,316         (17,685)
        (Increase) decrease in prepaid
          membership materials                         (3,241)          2,130
        Decrease (increase) in prepaid expenses
          and other current assets                      9,534          (9,557)
        Net decrease in accounts payable,
          accrued expenses, other accrued
          liabilities and federal
          & state income taxes payable                (36,114)        (26,150)
        Decrease in product abandonment and
          and related liabilities                      (7,410)
        Other, net                                     (4,309)         (6,845)
- ------------------------------------------------------------------------------
Net cash provided by (used in)
  operating  activities                                28,723          (5,178)
- ------------------------------------------------------------------------------
INVESTING  ACTIVITIES:
Proceeds from matured marketable securities            46,922         108,862
Purchases of marketable securities                    (28,832)        (44,113)
Acquisitions, net of cash acquired                    (28,932)        (64,149)
Acquisitions of properties                            (15,575)        (27,206)
- ------------------------------------------------------------------------------
Net cash used in investing activities                 (26,417)        (26,606)
- ------------------------------------------------------------------------------
FINANCING  ACTIVITIES:
Issuance of Common Stock                               12,984          10,567
Repayments of long-term obligations                     1,237           2,624
Dividends paid                                                         (2,956)
- ------------------------------------------------------------------------------
Net cash provided by financing activities              14,221          10,235
- ------------------------------------------------------------------------------
Net increase (decrease) in cash
  and cash equivalents                                 16,527         (21,549)
Cash and cash equivalents
  at beginning of period                              333,036         281,019
                                                    --------------------------
Cash and cash equivalents at end of period           $349,563        $259,470
                                                    ==========================


See notes to supplemental condensed consolidated financial statements.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
  NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

The supplemental consolidated financial statements include the accounts of CUC International Inc., its wholly-owned subsidiaries and its joint ventures (collectively, the "Company"). The Company operates in two business segments: membership services and software. Membership services are distributed to consumers through various channels which include financial institutions, credit unions, charities, other cardholder based organizations and retail establishments. The software segment develops, publishes and distributes educational and entertainment software for home and school use. These supplemental consolidated financial statements give retroactive effect to the mergers of Davidson & Associates, Inc. ("Davidson") (on July 24, 1996),
Sierra On-Line, Inc. ("Sierra") (on July 24, 1996) and Ideon Group, Inc. ("Ideon") (on August 7, 1996) with wholly-owned subsidiaries of the Company, which have been accounted for using the pooling-of-interests method. These supplemental consolidated financial statements will become the Company's primary historical financial statements upon issuance of financial statements that include the date of consummation of all of the above-described mergers.
All significant intercompany transactions have been eliminated in consolidation. All periods presented reflect the Company's reclassifications of deferred membership acquisition costs (previously classified as an offset to deferred membership income) and membership solicitations in process (previously classified as a current asset) to noncurrent assets.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended April 30, 1996 are not necessarily indicative of the results that may be expected for the year ending January 31, 1997. For further information, refer to the supplemental financial statements and footnotes thereto included in this 8-K.

NOTE 2 -- MERGERS AND ACQUISITIONS

During July 1996 the Company acquired all of the outstanding capital stock of Davidson for a purchase price of approximately $1 billion, which was satisfied by the issuance of approximately 30.1 million shares of Common Stock. Also during July 1996 the Company acquired all of the outstanding capital stock of Sierra for a purchase price of approximately $858 million, which was satisfied by the issuance of approximately 25.6 million shares of Common Stock. Davidson and Sierra develop, publish and distribute educational and entertainment software for home and school use. During August 1996 the Company acquired all of the outstanding capital stock of Ideon, principally a provider of credit card enhancement services, for a purchase price of approximately $393 million, which was satisfied by the issuance of approximately 11 million shares of Common Stock. The mergers with Davidson, Sierra and Ideon (the "Fiscal 1997 Pooled Entities") have been accounted for in accordance with the pooling-of-interests method of accounting and, accordingly, the accompanying supplemental interim consolidated financial statements have been retroactively adjusted as if the Fiscal 1997 Pooled Entities and the Company had operated as one since inception.

The following represents revenues and net income of the Company and the Fiscal 1997 Pooled Entities for the three months ended April 30, 1995 and the last complete interim period preceding the mergers (unaudited, in thousands).

                                 Three months
                                 ended April 30,      Three months ended
                                     1996               April 30, 1995
                             ------------------------------------------------

Revnues:
   The Company                       $390,026                $325,114
   Fiscal 1997 Pooled Entities        125,453                 105,545
                                     --------                --------
                                     $515,479                $430,659
                                     ========                ========

Net Income:
   The Company                        $48,250                 $36,046
   Fiscal 1997 Pooled Entities          3,871                   2,258
                                     --------                --------
                                      $52,121                 $38,304
                                     ========                ========




Davidson, Sierra and Ideon previously used the fiscal year-ends December 31, March 31 and December 31, respectively, for their financial reporting. To conform to the Company's January 31 fiscal year-end, Davidson's and Ideon's operating results for January 1996 have been excluded from the three months ended April 30, 1996 operating results in the accompanying supplemental financial statements. In addition, Sierra's operating results for February and March 1996 have been included in the operating results for the three months ended April 30, 1996 in the accompanying supplemental financial statements and for the year ended January 31, 1996. The above-mentioned excluded and duplicated periods have been adjusted by a $4.3 million charge to retained earnings at April 30, 1996. Effective January 1, 1995, Ideon changed its fiscal year end from October 31 to December 31 (the "Ideon Transition
Period"). The Ideon Transition Period has been excluded from the Company's historical consolidated statements of income. Ideon's revenues and net loss for the Ideon Transition Period were $34.7 million and $(49.9) million, respectively. This excluded period has been adjusted by a $49.9 million charge to retained earnings at January 31, 1996. The net loss for the Ideon Transition Period was principally the result of a $65.5 million one-time, non-cash, pretax charge recorded in connection with a change in accounting for deferred membership acquisition costs.

All costs related to the mergers with the Fiscal 1997 Pooled Entities have not been reflected in the Company's supplemental financial statements but will be reflected in the consolidated statements of income during the periods the respective mergers are completed. Such costs are non-recurring and those associated with the Company's mergers with Davidson and Sierra are comprised primarily of merger and integration costs and are expected to approximate
$28.6 million ($25.1 million or $.10 per common share after-tax effect) in the aggregate. Such costs associated with the Company's merger with Ideon
(the "Ideon Merger") include integration and transaction costs as well as costs relating to certain outstanding litigation matters (see Note 6) giving consideration to the Company's intended approach to these matters, which are estimated by the Company's management to approximate $125.0 million ($80.0 million after tax effect). Most of the reserve is related to these outstanding litigation matters. In determining such portion, the Company estimated the cost of settling these litigation matters. In estimating such cost, the Company considered potential liabilities related to these matters and the estimated cost of prosecuting and defending them (including out-of-pocket costs, such as attorneys' fees, and the cost to the Company of having its management involved in numerous complex litigation matters). The Company is unable at this time to determine the estimated timing of the future cash outflows with respect to this liability. Although the Company has attempted to estimate the amounts that will be required to settle these litigation matters, there can be no assurance that the actual aggregate amount of such settlements will not exceed the amount of the reserve to be accrued. The reserve for these matters will be expensed in the consolidated statement of income subsequent to the closing of the Ideon Merger, and any subsequent payments related to these matters will reduce the amount of the reserve. The Company considered all of these litigation-related costs and liabilities, as well as integration and transaction costs, in determining the agreed upon exchange ratio in respect of the Ideon Merger.

In determining the amount of the reserve related to the Company's proposed integration and consolidation efforts, the Company estimated the significant severance costs to be accrued upon the consummation of the Ideon Merger and costs relating to the expected obligations for certain third-party contracts (e.g., existing leases and vendor agreements) to which Ideon is a party and which are neither terminable at will nor automatically terminated upon a change-in-control of Ideon. The Company expects to incur significant integration costs because Ideon's credit card registration and enhancement services are substantially similar to the Company's credit card registration and enhancement services. All of the business activities related to the operations performed by Ideon's Jacksonville, Florida office were transferred to the Company's Comp-U-Card Division in Stamford, Connecticut upon the consummation of the Ideon Merger. The Company also expects that there will be additional consolidation affecting other parts of Ideon's business that are substantially the same as the Company's existing businesses. The Company does not expect any loss in revenue as a result of these integration and consolidation efforts.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
  NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                   (continued)

NOTE 3 -- SHAREHOLDERS' EQUITY

Net income per share, assuming the conversions of the zero coupon convertible notes during the three months ended April 30, 1996 occurred at the beginning of such period, would not differ significantly from the Company's actual earnings per share for such period.

NOTE 4 -- SOFTWARE RESEARCH AND DEVELOPMENT COSTS AND COSTS OF SOFTWARE REVENUE

Software research and development costs are included in operating expenses and aggregated $14.9 million and $10.8 million for the three months ended April 30, 1996 and 1995, respectively. Costs of software revenue are included in operating expenses and aggregated $24.8 million and $19.6 million for the three months ended April 30, 1996 and 1995, respectively.

NOTE 5 -- INCOME TAXES

The Company's effective tax rate differs from the Federal statutory rate principally because of state income taxes and non-deductible amortization of the excess of cost over net assets acquired.

NOTE 6 -- CONTINGENCIES - IDEON

At April 30, 1996, Ideon was defending or prosecuting claims in thirteen complex lawsuits, twelve of which involved Peter Halmos, former Chairman of the Board and Executive Management Consultant to SafeCard, and various parties related to him as adversaries. Peter Halmos is also a plaintiff in three other lawsuits, one against a former officer, one against a director of Ideon and one against SafeCard's outside counsel, in which neither SafeCard nor Ideon have been named as defendant. The thirteen cases in which Ideon or its subsidiaries is a party are as follows:

A suit initiated by Peter Halmos, related entities, and Myron Cherry (a former lawyer for SafeCard) in April 1993 in Cook County Circuit Court in Illinois against SafeCard and one of Ideon's directors, purporting to state claims aggregating in excess of $100 million, principally relating to alleged rights to "incentive compensation," stock options or their equivalent, indemnification, wrongful termination and defamation. On February 7, 1995, the court dismissed with prejudice Peter Halmos' claims regarding alleged rights to "incentive compensation," stock options or their equivalent, wrongful termination and defamation. Mr. Halmos has appealed this ruling. SafeCard has filed an answer to the remaining indemnification claims. Its obligation to file an answer to the claims of Myron Cherry have been stayed pending settlement discussions. On December 28, 1995, the court stayed Halmos' indemnification claims pending resolution of a decalatory judgment action filed by Ideon in Delaware Chancery Court.

A suit which seeks monetary damages and certain equitable relief filed by SafeCard in August 1993 in Laramie County Circuit Court in Wyoming against Peter Halmos and related entities alleging that Peter Halmos dominated and controlled SafeCard, breached his fiduciary duties to SafeCard, and misappropriated material non-public information to make $48 million in profits on sales of SafeCard stock. In March 1994, Mr. Halmos and related entities filed a counterclaim in which claims were made of conspiracy in restraint to trade, monopolization and attempted monopolization, unfair competition and restraint of trade, breach of contract for indemnity and intentional infliction of emotional distress. SafeCard's motion to sever the conspiracy, monopolization and restraint of trade claims was granted in May 1994. The claims for the conspiracy, monopolization, restraint of trade and unfair competition were dismissed without prejudice in June 1994. On April 12, 1995, the trial court granted the motion of Mr. Halmos and certain related entities to amend their counterclaims. The amended counterclaims include claims for indemnification for legal expenses incurred in the action and a claim that SafeCard's contract with CreditLine should be rescinded. On April 19, 1995, the trial court granted Mr. Halmos' motion for summary judgment that certain of SafeCard's claims against him were barred by the statute of limitation. On March 14, 1996, the Wyoming Supreme Court reversed the trial court's ruling that certain of SafeCard's claims were barred by the statute of limitations. Pursuant to the Court's order of July 31, 1996, the action has been abated to permit the parties to engage in settlement negotiations.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
  NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                   (continued)

NOTE 6 -- CONTINGENCIES - IDEON (continued)

A suit seeking monetary damages by Peter Halmos, purportedly in his name and in the name of CreditLine Corporation and Continuity Marketing Corporation against SafeCard, one of its officers and three of Ideon's directors in United States District Court in the Southern District of Florida, in September 1994 purporting to state various tort claims, state and federal antitrust claims and claims of copyright infringement. The claims principally relate to the allegation by Peter Halmos and his companies that SafeCard has taken action to prevent him from being a successful competitor. All discovery in the case has been stayed pending a ruling on a motion to dismiss filed by SafeCard, its officer and Ideon's directors. On August 16, 1995, the United States Magistrate Judge filed a Report and Recommendation that the case be dismissed. The parties have filed various beliefs and memoranda in response to this Report. On January 4, 1996, the Magistrate recommended ruling that the statute of limitations was tolled during pendency of the case in federal court and the plaintiffs' state law claims were thus not time-barred. Defendants have filed an objection to this recommendation.

A suit seeking monetary damages by Peter Halmos, as trustee for the Peter A. Halmos revocable trust dated January 24, 1990 and the Halmos Foundation, Inc. individually and certain other named parties on behalf of themselves and all others similarly situated against SafeCard, one of its officers, one of its former officers and three of Ideon's directors in the United States District Court for the Southern District of Florida in December 1994. This litigation involves claims by a putative class of sellers of SafeCard Stock for the period January 11, 1993 through December 8, 1994 for alleged violations of the federal and states securities laws in connection with alleged improprieties in SafeCards' investor relations program. The complaint also includes individual claims made by Peter Halmos in connection with the sale of stock by two trusts controlled by him. SafeCard and the individual defendants have filed a motion to dismiss. There has been limited discovery on class certification and identification of "John Doe" defendant issues. Ideon filed its opposition to the pending motion for class certification on December 11, 1995. Plaintiffs' reply was filed March 19, 1996. On September 9, 1996, the Court entered an order abating the action until December 9, 1996 to permit the parties to engage in settlement negotiations.

A suit seeking monetary damages and injunctive relief by LifeFax, Inc. and Continuity Marketing Corporation, companies affiliated with Peter Halmos, in the State Circuit Court in Palm Beach County, Florida in April 1995 against Ideon, Family Protection Network, Inc., SafeCard, one of Ideon's directors and Ideon's Chief Executive Officer purporting to state various statutory and tort claims. The claims principally relate to the allegation by these companies that SafeCard's Early Warnings Service and Family Protection Network were conceived and commercialized by, among others, Peter Halmos and have been improperly copied. An amendment complaint filed on June 14, 1995 seeking monetary damages adds to the prior claims certain claims by Nicholas Rubino that principally relate to the allegation that SafeCard's Pet Registration Product was conceived by Mr. Rubino and has been improperly copied. The Company has filed an appropriate answer.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
  NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                   (continued)

NOTE 6 -- CONTINGENCIES - IDEON (continued)

A suit seeking monetary damages and declaratory relief by Peter Halmos, individually and as trustee for the Peter A. Halmos revocable trust dated January 24, 1990 and by James B. Chambers, individually and on behalf of himself and all others similarly situated against Ideon, SafeCard, each of the members of Ideon's Board of Directors, three non-board member officers of Ideon, Ideon's previous outside auditor and one of Ideon's outside counsel in the United States District Court for the Southern District of Florida in June 1995. The litigation involves claims by a putative class of purchasers of Ideon stock between December 14, 1994 and May 25, 1995 and on behalf of a separate class of all record holders of SafeCard stock as of April 27, 1995. The putative class claims are for alleged violations of the federal securities laws, for alleged breach of fiduciary duty and alleged negligence in connection with certain matters voted on at the Annual Meeting of SafeCard stockholders held on April 27, 1995. Ideon and the individual defendants have filed a motion to dismiss these claims. There has been limited discovery on class certification issues. Ideon filed its opposition to the pending motion for class certification on December 11, 1995. Plaintiffs' reply was filed March 19, 1996. On September 9, 1996, the Court entered an order abating the action until December 9, 1996 to permit the parties to engage in settlement negotiations.


A purported shareholder derivative action initiated by Michael P. Pisano, on behalf of himself and other stockholders of SafeCard and Ideon against SafeCard, Ideon, two of their officers, and Ideon's directors in United States District Court, Southern District of Florida. This litigation involves claims that the officers and directors of SafeCard have improperly refused to accede Peter Halmos' litigation and indemnification demands against Ideon. Ideon and the individual defendants have filed motions to dismiss the first amended complaint. On September 29, 1995, Pisano filed a second amended complaint which made additional allegations of waste and mismanagement against Ideon's officers and directors in connection with the Family Protection Network and PGA Tour Partner products. On December 26, 1995, Ideon filed motions to dismiss the Second Amended Complaint. On June 4 and June 19, 1996, orders were entered dismissing plaintiff's claims with prejudice for failure to join an indispensable party, Peter Halmos. On June 27, 1996, plaintiff filed a notice of appeal.


A suit seeking monetary damages filed by Peter Halmos against SafeCard, one of its directors, its former general counsel, and its legal counsel in the Circuit Court, Fifteenth Judicial Circuit, in and for Palm Beach County, Florida on August 10, 1995. This litigation involves claims by Peter Halmos for breach of fiduciary duty and constructive fraud, fraud, and negligent misrepresentation and is based on allegations arising out of the resolution of a shareholder class action lawsuit in 1991 and SafeCard's subsequent filing of an action against Halmos and his related companies in Wyoming in 1993. Plaintiff filed an amended complaint on June 26, 1996 and on July 11, 1996 Ideon moved to dismiss plaintiff's amended complaint or in the alternative to stay the action.


A declaratory judgment action by Ideon and its directors against Peter Halmos in Delaware Chancery Court, New Castle County. This action seeks a declaration regarding Ideon's advance indemnification obligations, if any, to Peter Halmos in connection with his many lawsuits. Halmos filed a motion to dismiss on jurisdictional grounds on November 17, 1995. Ideon filed a brief in opposition and an amended complaint on February 14, 1996. On April 22, 1996, Halmos filed an answer and amended counterclaims in which High Plains Capital Corporation ("High Plains") and Halmos Trading & Investment Company ("Halmos Trading") were added as additional parties. The amended counterclaims seek advancement and/or indemnification for Halmos, High Plains and Halmos Trading for certain litigations and an IRS investigation. The amended counterclaims also seek recovery against individual defendant directors based on allegations they willfully and unjustly denied Halmos indemnification and/or advancement.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
  NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                   (Continued)

Note 6 -- CONTINGENCIES - IDEON (continued)

A suit by High Plains against Ideon, SafeCard, two of its directors and The Dilenschneider Group, Inc. in Circuit Court in Palm Beach County, Florida. This litigation involves claims by High Plains for certain incentive compensation arising out of Halmos' affiliation with SafeCard. The complaint includes claims for breach of written agreements regarding additional services and expenses, an alternative claim for quantum meruit based on written agreement and a count for tortious interference with advantageous business relationship. Ideon filed a motion for final summary judgment. Discovery has been stayed pending a ruling on this motion.

A suit filed by High Plains against Ideon and SafeCard in Circuit Court in Broward County, Florida. This litigation involves claims by High Plains for alleged breach of oral contract, alleged violation of Florida's Uniform Trade Secrets Act, alleged misappropriation of trade secrets and for declaration that certain alleged trade secrets are property of High Plains. Ideon filed motions to dismiss and to transfer on December 15, 1995.

A suit by Peter Halmos, purportedly in the name of Halmos Trading, seeking monetary damages and specific performance against SafeCard, one of its former officers and one of Ideon's directors in Circuit Court in Broward County, Florida, making a variety of claims related to the contested lease of SafeCard's former Ft. Lauderdale headquarters. SafeCard had vacated the building, ceased making payments related to such lease and had filed counterclaims. On March 25, 1996, the parties entered into a Settlement Agreement under which Ideon made a payment of $3.8 million to settle all claims currently pending or previously brought in this lawsuit.

A suit by Lois Hekker on behalf of herself and all others similarly situated seeking monetary damages against Ideon and its former Chief Executive Officer in the United States District Court for the Middle District of Florida on July 28, 1995. The litigation involves claims by a putative class of purchasers of Ideon stock for the period April 25, 1995 through May 25, 1995 for alleged violation of the federal securities laws in connection with statements made about Ideon's business and financial performance. Defendants filed a motion to dismiss on October 2, 1995. On January 3, 1996, the court stayed all merits discovery pending rulings on the motion to dismiss and on the plaintiff's motion for class certification. On August 19, 1996, the court denied the Company's motion to dismiss. The Company's answer is currently scheduled to be filed on September 23, 1996.

A suit by First Capital Partners, Thomas F. Frist III and Patricia F. Elcan against Ideon and two of its employees in the United States District Court for the Southern District of New York. The litigation involves claims against Ideon, its former CEO and its Vice President of Investor Relations for alleged material misrepresentations and omissions in connection with announcements relating to Ideon's expected earnings per share in 1995 and its new product sales, which included the PGA Tour Card Program, Family Protection Network and Collections of the Vatican Museums. On July 15, 1996, Ideon filed a motion to dismiss.

As noted in Note 2, the Company will establish a reserve upon the Ideon merger related, in part, to the litigation matters. The Company is also involved in certain other claims and litigation arising from the ordinary course of business, which are not considered material to the operations of the Company.

Note 7 -- SUBSEQUENT EVENT

The Company's fiscal 1990 recapitalization included establishment of a restricted stock plan designed to compensate and retain key employees of the Company. During July 1996, 910,000 restricted shares of Common Stock were granted with a fair value on the date of grant of $30.5 million, which amount was deducted from shareholders' equity and is being amortized over the vesting period.

                    CUC INTERNATIONAL INC. AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                      Three Months Ended April 30, 1996 vs.
                        Three Months Ended April 30, 1995

The Company's overall membership base continues to grow at a rapid rate (from
49.9 million members at April 30, 1995 to 60.9 million members at April 30,
1996), which is the largest contributing factor to the 19% increase in membership revenues (from $383 million for the quarter ended April 30, 1995 to $455 million for the quarter ended April 30, 1996). While the overall membership base increased by approximately 1.2 million members during the quarter, the average annual fee collected for the Company's membership services increased by 1%. The Company divides its memberships into three categories: individual, wholesale and discount program memberships. Individual memberships consist of members that pay directly for the services and the Company pays for the marketing costs to solicit the member primarily using direct marketing techniques. Wholesale memberships include members that pay directly for the services to their sponsor and the Company does not pay for the marketing costs to solicit the members. Discount program memberships are generally marketed through a direct sales force, participating merchants or general advertising and the related fees are either paid directly by the member or the local retailer. All of these categories share various aspects of the Company's marketing and operating resources.

Compared to the previous year's first quarter, individual, wholesale and discount program memberships grew by 9%, 20% and 61%, respectively, including members which came from acquisitions completed during fiscal 1996 (members resulting from acquisitions being "Acquired Members"). Discount program memberships have incurred the largest increase from Acquired Members, principally from Advance Ross Corporation, acquired in fiscal 1996, which provides local discounts to consumers. For the quarter ended April 30, 1996, individual, wholesale and discount coupon program memberships represented 68%, 12% and 20% of membership revenues, respectively. The Company maintains a flexible marketing plan so that it is not dependent on any one service for the future growth of the total membership base.

Software revenues increased 27% from $47.7 million for the quarter ended April 30, 1995 to $60.5 million for the quarter ended April 30, 1996. Contributing to the strong software growth in fiscal 1997 is the availability of a larger number of titles as well as the significant increase in the installed base of CD-ROM personal computers.

As the Company's services continue to mature, a greater percentage of the total individual membership base is in its renewal years. This results in increased profit margins for the Company due to the significant decrease in certain marketing costs incurred on renewing members. Improved response rates for new members also favorably impact profit margins. As a result, operating income before interest, costs related to products abandoned and restructuring and taxes ("EBIT") increased from $67.3 million to $81.9 million, and EBIT margins improved from 15.6% to 15.9%.

Individual membership usage continues to increase, which contributes to additional service fees and indirectly contributes to the Company's strong renewal rate. Historically, an increase in overall membership usage has had a favorable impact on renewal rates. The Company records its deferred revenue net of estimated cancellations which are anticipated in the Company's marketing programs.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (continued)

                      Three Months Ended April 30, 1996 vs.
                        Three Months Ended April 30, 1995

Operating costs increased 22% (from $129.9 million to $158.3 million). The major components of the Company's membership operating costs continue to be personnel, telephone, computer processing and participant insurance premiums (the cost of obtaining insurance coverage for members). The major components of the Company's software operating costs are material costs, manufacturing labor and overhead, royalties paid to developers and affiliated label publishers and research and development costs related to designing, developing and testing new software products. The increase in overall operating costs is due principally to the variable nature of many of these costs and, therefore, the additional costs incurred to support the growth in the membership base and software sales. Historically, the Company has seen a direct correlation between providing a high level of service to its members and improved retention.

Marketing costs remained constant as a percentage of revenue (40%). This is primarily due to maintained per member acquisition costs and an increase in renewing members. Membership acquisition costs incurred increased
22% (from $134.4 million to $164.3 million) as a result of the increased marketing effort which resulted in an increased number of new members acquired. Marketing costs include the amortization of membership acquisition costs and other marketing costs, which primarily consist of membership communications and sales expenses. Amortization of membership acquisition costs increased by 11% (from $144.7 million to $160.4 million). Other marketing costs increased by 69% (from $26.5 million to $44.8 million). These increases resulted primarily from the costs of servicing a larger membership base and expenses incurred when selling and marketing a larger number of software titles. The marketing functions for the Company's consumer services are combined for its various services and, accordingly, there are no significant changes in marketing costs by service.

The Company routinely reviews all renewal rates and has not seen any material change over the last year in the average renewal rate. Renewal rates are calculated by dividing the total number of renewing members not requesting a refund during their renewal year by the total members up for renewal.

General and administrative costs remained constant as a percentage of revenue (14%). This is the result of the Company's ongoing ability to control overhead. Interest income, net, decreased from $3 million to $2.2 million primarily due to cash used to fund acquisitions during fiscal 1996 and the first quarter of fiscal 1997.

Costs related to products abandoned and restructuring for the three months ended April 30, 1995 represent marketing and operational costs incurred for Ideon products abandoned.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (continued)

Membership Information

The following chart sets forth the approximate number of members and net additions for the respective periods.

                                                               Net New Member
                                        Number of                 Additions
Period                                  Members                for the Period
- --------------------------------------------------------------------------------
Quarter Ended April 30, 1996           60,875,000                1,225,000
Year Ended January 31, 1996            59,650,000               12,750,000*
Quarter Ended April 30, 1995           49,875,000                2,975,000**
Year Ended January 31, 1995            46,900,000                3,820,000

*Includes approximately 8 million Acquired Members.
**Includes approximately 1.7 million Acquired Members.

The membership acquisition costs incurred applicable to obtaining a new member, for memberships other than coupon book memberships, generally approximate the initial membership fee. Initial membership fees for coupon book memberships generally exceed the membership acquisition costs incurred applicable to obtaining a new member.

Membership cancellations processed by certain of the Company's clients report membership information only on a net basis. Accordingly, the Company does not receive actual numbers of gross additions and gross cancellations for certain types of memberships. In calculating the number of members, the Company has deducted its best estimate of cancellations which may occur during the trial membership periods offered in its marketing programs. Typically these periods range from one to three months.

Liquidity And Capital Resources; Inflation; Seasonality

Funds for the Company's operations and acquisitions have been provided through cash flow from operations. The Company also has a credit agreement, dated March 26, 1996, with certain banks signatory thereto; The Chase Manhattan Bank, N.A., Bank of Montreal, Morgan Guaranty Trust Company of New York and The Sakura Bank, Limited, as Co-Agents; and The Chase Manhattan Bank, N.A., as Administrative Agent (the "Credit Agreement"). The Credit Agreement provides for a $500 million revolving credit facility with a variety of different types of loans available thereunder. The Credit Agreement contains certain customary restrictive covenants including, without limitation, financial covenants and restrictions on certain corporate transactions, and also contains various event of default provisions including, without limitation, defaults arising from certain changes in control of the Company. The amount of borrowings available to the Company under the Credit Agreement was $500 million at April 30, 1996, as there were no borrowings under the Credit Agreement at that date. The Credit Agreement is scheduled to expired March 26, 2001.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (continued)

Liquidity And Capital Resources; Inflation; Seasonality (continued)

In February 1996, Wright Express entered into a revolving credit facility agreement which has an available line of $75 million of which $50 million may be used to finance working capital requirements and for general corporate purposes and $25 million may be used for acquisition financing. This facility expires December 1, 1998.

In fiscal 1996, Sierra entered into an unsecured bank line of credit that provides for borrowing of up to $10 million, expiring August 31, 1996. The line contains covenants requiring Sierra to maintain certain financial ratios and minimum balances in cash and cash equivalents. There have been no borrowings by Sierra under this line of credit to date. This line of credit expired August 31, 1996.

All costs related to the mergers with the Fiscal 1997 Pooled Entities have not been reflected in the Company's financial statements but will be reflected in the consolidated statements of income during the periods the respective mergers are completed. Such costs are non-recurring and those associated with the Company's mergers with Davidson and Sierra are comprised primarily of merger and integration costs and are expected to approximate $28.6 million ($25.1 million or $.10 per common share after-tax effect) in the aggregate. Such costs associated with the Company's merger with Ideon (the "Ideon Merger") include integration and transaction costs as well as costs relating to certain outstanding litigation matters (see Note 6 to the Supplemental Condensed Consolidated Financial Statements) giving consideration to the Company's intended approach to these matters, which are estimated by the Company's management to approximate $125.0 million ($80.0 million after tax effect).
Most of the reserve is related to these outstanding litigation matters.
The Company is unable at this time to determine the estimated timing of the future cash outflows with respect to this liability. Although the Company has attempted to estimate the amounts that will be required to settle these litigation matters, there can be no assurance that the actual aggregate amount of such settlements will not exceed the amount of the reserve to be accrued.

The Company invested approximately $29 million in acquisitions, net of cash acquired, during the three months ended April 30, 1996. These acquisitions have been fully integrated into the Company's operations. The Company is not aware of any trends, demands or uncertainties that will have a material effect on the Company's liquidity. The Company anticipates that cash flow from operations and the Credit Agreement will be sufficient to achieve its current long-term objectives.

The Company does not anticipate any material capital expenditures for the next year. Total capital expenditures were $16 million for the three months ended April 30, 1996.

The Company intends to continue to review potential acquisitions that it believes would enhance the Company's growth and profitability. Any acquisitions paid for in cash will initially be financed through excess cash flow from operations and the Credit Agreement. However, depending on the financing necessary to complete an acquisition, additional funding may be required.

To date, the overall impact of inflation on the Company has not been material. Except for the cash receipts from the sale of coupon book memberships, the Company's membership business is generally not seasonal. Most cash receipts from these coupon book memberships are received in the fourth quarter and, to a lesser extent, in the first and the third quarters of each fiscal year. As is typical in the consumer software industry, the Company's software business is highly seasonal. Net revenues and operating income are highest during the third and fourth quarters and are lowest in the first and second quarters. This seasonal pattern is primarily due to the increased demand for the Company's software products during the year-end holiday season.

For the three months ended April 30, 1996, the Company's international businesses represented less than 5% of EBIT. Operating in international markets involves dealing with sometimes volatile movements in currency exchange rates. The economic impact of currency exchange rate movements on the Company is complex because it is linked to variability in real growth, inflation, interest rates and other factors. Because the Company operates in a mix of membership services and numerous countries, management believes currency exposures are fairly well diversified. To date, currency exposure has not been a significant competitive factor at the local market operating level. As international operations continue to expand and the number of cross-border transactions increases, the Company intends to continue monitoring its currency exposures closely and take prudent actions as appropriate.

CUC  INTERNATIONAL  INC.  AND  SUBSIDIARIES

SUPPLEMENTAL CONDENSED  CONSOLIDATED  BALANCE  SHEETS
(In thousands)
- -------------------------------------------------------------------------------
                                                     July 31,       January 31,
                                                      1996             1996
- -------------------------------------------------------------------------------
Assets                                            (Unaudited)
Current Assets
  Cash and cash equivalents                         $336,842          $333,036
  Marketable securities                               99,079            97,164
  Receivables                                        505,774           463,492
  Prepaid membership materials                        47,021            39,061
  Prepaid expenses, deferred taxes and other         143,929           158,523
                                                -------------------------------
        Total Current Assets                       1,132,645         1,091,276

Membership solicitations in process                   61,881            60,713
Deferred membership acquisition costs                406,794           404,655
Contract renewal rights and intangible assets
  - net of accumulated amortization
  of $112,808 and $100,578                           352,861           332,806
Properties, at cost, less accumulated
  depreciation of $116,402 and $105,235              123,899           113,353
Deferred income taxes and other                       59,372            65,393
                                                -------------------------------
                                                  $2,137,452        $2,068,196
                                                ===============================

Liabilities and Shareholders' Equity
Current Liabilities
  Accounts payable, accrued expenses
  and other accrued liabilities                     $250,224          $296,048
  Federal and state income taxes payable              14,054            35,957
                                                -------------------------------
        Total Current Liabilities                    264,278           332,005

Deferred membership income                           679,961           682,823
Convertible debt - net of unamortized
  original issue discount of $576 and $586            23,428            23,389
Zero coupon convertible notes - net of
  unamortized original issue discount
  of $588                                                               14,410
Other                                                 11,287            13,046

Contingencies (Note 6)

Shareholders' Equity
  Common stock-par value $.01 per share;
    authorized 600 million shares; issued
    265,284,487 shares and 257,207,225 shares          2,653             2,572
  Additional paid-in capital                         552,956           429,934
  Retained earnings                                  688,384           602,678
  Treasury stock, at cost, 3,979,095
     shares and 3,410,631 shares                     (52,291)          (30,998)
  Deferred compensation                              (30,485)
  Unrealized (loss) gain on marketable securities        (41)              593
  Foreign currency translation                        (2,678)           (2,256)
                                                -------------------------------
Total Shareholders' Equity                         1,158,498         1,002,523
                                                -------------------------------
                                                  $2,137,452        $2,068,196
                                                ===============================

See notes to condensed consolidated financial statements.

CUC  INTERNATIONAL  INC.  AND  SUBSIDIARIES
CONDENSED  CONSOLIDATED  STATEMENTS  OF  INCOME  (UNAUDITED)
(In thousands, except per share amounts)
================================================================================
                                                       Three Months Ended
                                                             July 31,
- --------------------------------------------------------------------------------
                                                    1996                 1995
- --------------------------------------------------------------------------------

REVENUES
   Membership and service fees                    $487,164             $403,788
   Software                                         68,580               62,260
                                                --------------------------------

     Total Revenues                                555,744              466,048

EXPENSES
     Operating                                     168,014              147,700
     Marketing                                     209,503              178,822
     General and administrative                     74,210               70,956
     Costs related to products abandoned
       and restructuring                                                 73,091
     Merger costs                                   28,635
     Interest income, net                           (1,835)              (2,765)
                                                --------------------------------

Total Expenses                                     478,527              467,804

INCOME (LOSS) BEFORE  INCOME  TAXES                 77,217               (1,756)

Provision for income taxes                          36,756                  612
                                                --------------------------------

NET INCOME (LOSS)                                  $40,461              $(2,368)
                                                ================================

Net Income (Loss) Per Common Share                   $0.15               $(0.01)
                                                ================================

Weighted Average Number of
Common and Dilutive Common
Equivalent Shares Outstanding                      267,912              260,147
                                                ================================


See notes to supplemental condensed consolidated financial statements.

CUC  INTERNATIONAL  INC.  AND  SUBSIDIARIES
SUPPLEMENTAL CONDENSED  CONSOLIDATED  STATEMENTS  OF  INCOME  (UNAUDITED)
(In thousands, except per share amounts)
================================================================================
                                                        Six Months Ended
                                                             July 31,
- --------------------------------------------------------------------------------
                                                    1996                1995
- --------------------------------------------------------------------------------

REVENUES
   Membership and service fees                    $942,170             $786,745
   Software                                        129,053              109,962
                                               ---------------------------------

     Total Revenues                              1,071,223              896,707

EXPENSES
     Operating                                     326,341              277,646
     Marketing                                     414,705              349,970
     General and administrative                    144,276              133,232
     Costs related to products abandoned
       and restructuring                                                 81,152
     Merger costs                                   28,635
     Interest income, net                           (4,075)              (5,807)
                                               ---------------------------------

Total Expenses                                     909,882              836,193

INCOME  BEFORE  INCOME  TAXES                      161,341               60,514

Provision for income taxes                          68,759               24,578
                                               ---------------------------------

NET  INCOME                                        $92,582              $35,936
                                               =================================

Net Income Per Common Share                          $0.35                $0.14
                                               =================================

Weighted Average Number of
Common and Dilutive Common
Equivalent Shares Outstanding                      266,178              259,116
                                               =================================




See notes to supplemental condensed consolidated financial statements.

CUC  INTERNATIONAL  INC.  AND  SUBSIDIARIES
SUPPLEMENTAL CONDENSED  CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS  (UNAUDITED)
(In thousands)
                                                                JULY 31,
- --------------------------------------------------------------------------------
SIX MONTHS ENDED                                         1996            1995
- --------------------------------------------------------------------------------
OPERATING  ACTIVITIES:
Net income                                              $92,582         $35,936
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
    Membership acquisition costs                       (310,392)       (263,049)
    Amortization of membership acquisition costs        319,514         272,386
    Deferred membership income                          (14,361)        (13,847)
    Membership solicitations in process                  (1,168)         (6,184)
    Amortization of contract renewal rights
      and excess cost                                    12,780          11,452
    Deferred income taxes                                11,359         (38,181)
    Loss on impairment of property and equipment                          4,117
    Amortization of original issue discount
      on convertible notes                                1,291             832
    Depreciation                                         13,367          11,275
    Effect of change in amortization periods for
       Ideon membership acquisition costs                                65,500
    Net loss during change in
      fiscal year-ends                                   (4,268)        (49,944)

      Changes in working capital items,
       net of acquisitions:
        Increase in receivables                         (42,282)        (54,514)
        Increase in prepaid membership materials         (7,960)         (7,938)
       (Increase) decrease in prepaid expenses
          and other current assets                        2,830          (9,204)
        Net decrease in accounts payable,
          accrued expenses, other accrued
          liabilities and federal & state
          income taxes payable                          (21,210)        (17,482)
        (Decrease) increase in product abandonment
          and related liabilities                       (10,700)         25,587
        Other, net                                       (7,350)        (12,324)
- --------------------------------------------------------------------------------
Net cash provided by (used in)
  operating  activities                                  34,032         (45,582)
- --------------------------------------------------------------------------------
INVESTING  ACTIVITIES:
Proceeds from matured marketable securities              75,460         169,916
Purchases of marketable securities                      (66,947)        (71,209)
Acquisitions, net of cash acquired                      (32,964)        (72,233)
Acquisitions of properties                              (23,546)        (42,081)
- --------------------------------------------------------------------------------
Net cash used in investing activities                   (47,997)        (15,607)
- --------------------------------------------------------------------------------
FINANCING  ACTIVITIES:
Issuance of Common Stock                                 18,582          15,233
Repayments of long-term obligations                       1,987           4,859
Payments for purchase of treasury shares                                 (4,576)
Dividends paid                                           (2,798)         (4,404)
- --------------------------------------------------------------------------------
Net cash provided by financing activities                17,771          11,112
- --------------------------------------------------------------------------------
Net increase (decrease) in cash
  and cash equivalents                                    3,806         (50,077)
Cash and cash equivalents
  at beginning of period                                333,036         281,019
                                                    ----------------------------
Cash and cash equivalents at end of period             $336,842        $230,942
                                                    ============================

See notes to supplemental condensed consolidated financial statements.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

The supplemental consolidated financial statements include the accounts of CUC International Inc., its wholly-owned subsidiaries and its joint ventures (collectively, the "Company"). The Company operates in two business segments: membership services and software. Membership services are distributed to consumers through various channels which include financial institutions, credit unions, charities, other cardholder based organizations and retail establishments. The software segment develops, publishes and distributes educational and entertainment software for home and school use. These supplemental consolidated financial statements give retroactive effect to the mergers of Davidson & Associates, Inc. ("Davidson") (on July 24, 1996), Sierra On-Line, Inc. ("Sierra") (on July 24, 1996) and Ideon Group, Inc. ("Ideon") (on August 7, 1996) with wholly-owned subsidiaries of the Company, which have been accounted for using the pooling-of-interests method. These supplemental consolidated financial statements will become the Company's primary historical financial statements upon issuance of financial statements that include the date of consummation of all of the above-described mergers. All significant intercompany transactions have been eliminated in consolidation. All periods presented reflect the Company's reclassifications of deferred membership acquisition costs (previously classified as an offset to deferred membership income) and membership solicitations in process (previously classified as a current asset) to noncurrent assets.


The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended July 31, 1996 are not necessarily indicative of the results that may be expected for the year ending January 31, 1997. For further information, refer to the supplemental financial statements and footnotes thereto included in this Form 8-K.

NOTE 2 --  MERGERS AND ACQUISITIONS

During July 1996 the Company acquired all of the outstanding capital stock of Davidson for a purchase price of approximately $1 billion, which was satisfied by the issuance of approximately 30.1 million shares of Common Stock. Also during July 1996 the Company acquired all of the outstanding capital stock of Sierra for a purchase price of approximately $858 million, which was satisfied by the issuance of approximately 25.6 million shares of Common Stock. Davidson and Sierra develop, publish and distribute educational and entertainment software for home and school use. During August 1996 the Company acquired all of the outstanding capital stock of Ideon, principally a provider of credit card enhancement services, for a purchase price of approximately $393 million, which was satisfied by the issuance of approximately 11 million shares of Common Stock. The mergers with Davidson, Sierra and Ideon (the "Fiscal 1997 Pooled Entities") have been accounted for in accordance with the pooling-of-interests method of accounting and, accordingly, the accompanying supplemental interim consolidated financial statements have been retroactively adjusted as if the Fiscal 1997 Pooled Entities and the Company had operated as one since inception.


The following represents revenues and net income of the Company and the Fiscal 1997 Pooled Entities for the six months ended July 31, 1995 and the last complete interim period preceding the mergers (unaudited, in thousands).

                                 Three months
                                 ended April 30,         Six months ended
                                     1996                 July 31, 1995
                             ------------------------------------------------

Revnues:
   The Company                       $390,026                $672,873
   Fiscal 1997 Pooled Entities        125,453                 223,834
                                     --------                --------
                                     $515,479                $896,707
                                     ========                ========

Net Income:
   The Company                        $48,250                 $77,738
   Fiscal 1997 Pooled Entities          3,871                 (41,802)
                                     --------                --------
                                      $52,121                 $35,936
                                     ========                ========

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)

NOTE 2 --  MERGERS AND ACQUISITIONS (continued)

Davidson, Sierra and Ideon previously used the fiscal year-ends December 31, March 31 and December 31, respectively for their financial reporting. To conform to the Company's January 31 fiscal year-end, Davidson's and Ideon's operating results for January 1996 have been excluded from the six months ended July 31, 1996 operating results in the accompanying supplemental financial statements. In addition, Sierra's operating results for February and March 1996 have been included in the operating results for the six months ended July 31, 1996 in the accompanying supplemental financial statements and for the year ended January 31, 1996. The above-mentioned excluded and duplicated periods have been adjusted by a $4.3 million charge to retained earnings at July 31, 1996.

Effective January 1, 1995, Ideon changed its fiscal year end from October 31 to December 31 (the "Ideon Transition Period"). The Ideon Transition Period has been excluded from the Company's historical consolidated statements of income. Ideon's revenues and net loss for the Ideon Transition Period were $34.7 million and $(49.9) million, respectively. This excluded period has been adjusted by a $49.9 million charge to retained earnings at January 31, 1996. The net loss for the Ideon Transition Period was principally the result of a $65.5 million one-time, non-cash, pretax charge recorded in connection with a change in accounting for deferred membership acquisition costs.

In connection with the Davidson and Sierra mergers with the Company, the Company charged $28.6 million ($25.1 million or $.10 per common share after-tax effect) to operations in the three months ended July 31, 1996 for merger costs. Such costs are non-recurring and are comprised primarily of transaction costs, other professional fees and integration costs. Such costs associated with the Company's merger with Ideon (the "Ideon Merger") have not been reflected in the Company's supplemental financial statements but will be reflected in the consolidated statement of income during the period the merger is completed.
Such costs are non-recurring and include integration and transaction costs as well as costs relating to certain outstanding litigation matters (see Note 6) giving consideration to the Company's intended approach to these matters, which are estimated by the Company's management to approximate $125.0 million ($80.0 million after tax effect). Most of the reserve is related to these outstanding litigation matters. In determining such portion, the Company estimated the cost of settling these litigation matters. In estimating such cost, the Company considered potential liabilities related to these matters and the estimated cost of prosecuting and defending them (including out-of-pocket costs, such as attorneys' fees, and the cost to the Company of having its management involved in numerous complex litigation matters). The Company is unable at this time to determine the estimated timing of the future cash outflows with respect to this liability. Although the Company has attempted to estimate the amounts that will be required to settle these litigation matters, there can be no assurance that the actual aggregate amount of such settlements will not exceed the amount of the reserve to be accrued. The reserve for these matters will be expensed in the consolidated statement of income subsequent to the closing of the Ideon Merger, and any subsequent payments related to these matters will reduce the amount of the reserve. The Company considered litigation-related costs and liabilities, as well as integration and transaction costs, in determining the agreed upon exchange ratio in respect of the Ideon Merger.

In determining the amount of the reserve related to the Company's proposed integration and consolidation efforts, the Company estimated the significant severance costs to be accrued upon the consummation of the Ideon Merger and costs relating to the expected obligations for certain third-party contracts (e.g., existing leases and vendor agreements) to which Ideon is a party and which are neither terminable at will nor automatically terminated upon a change-in-control of Ideon. The Company expects to incur significant integration costs because Ideon's credit card registration and enhancement services are substantially similar to the Company's credit card registration and enhancement services. All of the business activities related to the operations performed by Ideon's Jacksonville, Florida office were transferred to the Company's Comp-U-Card Division in Stamford, Connecticut upon the consummation of the Ideon Merger. The Company also expects that there will be additional consolidation affecting other parts of Ideon's business that are substantially the same as the Company's existing businesses. The Company does not expect any loss in revenue as a result of these integration and consolidation efforts.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
   NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                   (continued)

NOTE 3 -- SHAREHOLDERS' EQUITY

For the three and six months ended July 31, 1996, $14.7 million and $14.9 million principal of zero coupon convertible notes were converted into 2.2 million shares and 2.3 million shares of Common Stock, respectively, and the related unamortized original issue discount ($64,000 and $68,000, respectively) was charged against additional paid-in capital. The balance of the change in additional paid-in capital and treasury stock principally relates to stock option activity.

The Company's fiscal 1990 recapitalization included establishment of a restricted stock plan designed to compensate and retain key employees of the Company. During July 1996, 910,000 restricted shares of Common Stock were granted with a fair value on the date of grant of $30.5 million, which amount was deducted from shareholders' equity and is being amortized over the vesting period.

Net income per share, assuming the conversions of the zero coupon convertible notes during the six months ended July 31, 1996 occurred at the beginning of such period, would not differ significantly from the Company's actual earnings per share for such period.

NOTE 4 -- SOFTWARE RESEARCH AND DEVELOPMENT COSTS AND COSTS OF SOFTWARE REVENUE

Software research and development costs are included in operating expenses and aggregated $15.3 million and $13.5 million for the three months ended July 31, 1996 and 1995, respectively, and $30.2 million and $24.3 million for the six months ended July 31, 1996 and 1995, respectively. Costs of software revenue are included in operating expenses and aggregated $21.1 million and $28.4 million for the three months ended July 31, 1996 and 1995, respectively, and $45.9 million and $47.9 million for the six months ended July 31, 1996 and 1995, respectively.

NOTE 5 -- INCOME TAXES

The Company's effective tax rate differs from the Federal statutory rate principally because of state income taxes and non-deductible amortization of the excess of cost over net assets acquired.

NOTE 6 -- CONTINGENCIES - IDEON

At July 31, 1996, Ideon was defending or prosecuting claims in thirteen complex lawsuits, twelve of which involved Peter Halmos, former Chairman of the Board and Executive Management Consultant to SafeCard, and various parties related to him as adversaries. Peter Halmos is also a plaintiff in three other lawsuits, one against a former officer, one against a director of Ideon and one against SafeCard's outside counsel, in which neither SafeCard nor Ideon have been named as defendant. The thirteen cases in which Ideon or its subsidiaries is a party are as follows:

A suit initiated by Peter Halmos, related entities, and Myron Cherry (a former lawyer for SafeCard) in April 1993 in Cook County Circuit Court in Illinois against SafeCard and one of Ideon's directors, purporting to state claims aggregating in excess of $100 million, principally relating to alleged rights to "incentive compensation," stock options or their equivalent, indemnification, wrongful termination and defamation. On February 7, 1995, the court dismissed with prejudice Peter Halmos' claims regarding alleged rights to "incentive compensation," stock options or their equivalent, wrongful termination and defamation. Mr. Halmos has appealed this ruling. SafeCard has filed an answer to the remaining indemnification claims. Its obligation to file an answer to the claims of Myron Cherry have been stayed pending settlement discussions. On December 28, 1995, the court stayed Halmos' indemnification claims pending resolution of a decalatory judgment action filed by Ideon in Delaware Chancery Court.

A suit which seeks monetary damages and certain equitable relief filed by SafeCard in August 1993 in Laramie County Circuit Court in Wyoming against Peter Halmos and related entities alleging that Peter Halmos dominated and controlled SafeCard, breached his fiduciary duties to SafeCard, and misappropriated material non-public information to make $48 million in profits on sales of SafeCard stock. In March 1994, Mr. Halmos and related entities filed a counterclaim in which claims were made of conspiracy in restraint to trade, monopolization and attempted monopolization, unfair competition and restraint of trade, breach of contract for indemnity and intentional infliction of emotional distress. SafeCard's motion to sever the conspiracy, monopolization and restraint of trade claims was granted in May 1994. The claims for the conspiracy, monopolization, restraint of trade and unfair competition were dismissed without prejudice in June 1994. On April 12, 1995, the trial court granted the motion of Mr. Halmos and certain related entities to amend their counterclaims. The amended counterclaims include claims for indemnification for legal expenses incurred in the action and a claim that SafeCard's contract with CreditLine should be rescinded. On April 19, 1995, the trial court granted Mr. Halmos' motion for summary judgment that certain of SafeCard's claims against him were barred by the statute of limitation. On March 14, 1996, the Wyoming Supreme Court reversed the trial court's ruling that certain of SafeCard's claims were barred by the statute of limitations. Pursuant to the Court's order of July 31, 1996, the action has been abated to permit the parties to engage in settlement negotiations.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
   NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                   (continued)


NOTE 6 -- CONTINGENCIES - IDEON (continued)

A suit seeking monetary damages by Peter Halmos, purportedly in his name and in the name of CreditLine Corporation and Continuity Marketing Corporation against SafeCard, one of its officers and three of Ideon's directors in United States District Court in the Southern District of Florida, in September 1994 purporting to state various tort claims, state and federal antitrust claims and claims of copyright infringement. The claims principally relate to the allegation by Peter Halmos and his companies that SafeCard has taken action to prevent him from being a successful competitor. All discovery in the case has been stayed pending a ruling on a motion to dismiss filed by SafeCard, its officer and Ideon's directors. On August 16, 1995, the United States Magistrate Judge filed a Report and Recommendation that the case be dismissed. The parties have filed various beliefs and memoranda in response to this Report. On January 4, 1996, the Magistrate recommended ruling that the statute of limitations was tolled during pendency of the case in federal court and the plaintiffs' state law claims were thus not time-barred. Defendants have filed an objection to this recommendation.

A suit seeking monetary damages by Peter Halmos, as trustee for the Peter A. Halmos revocable trust dated January 24, 1990 and the Halmos Foundation, Inc. individually and certain other named parties on behalf of themselves and all others similarly situated against SafeCard, one of its officers, one of its former officers and three of Ideon's directors in the United States District Court for the Southern District of Florida in December 1994. This litigation involves claims by a putative class of sellers of SafeCard Stock for the period January 11, 1993 through December 8, 1994 for alleged violations of the federal and states securities laws in connection with alleged improprieties in SafeCards' investor relations program. The complaint also includes individual claims made by Peter Halmos in connection with the sale of stock by two trusts controlled by him. SafeCard and the individual defendants have filed a motion to dismiss. There has been limited discovery on class certification and identification of "John Doe" defendant issues. Ideon filed its opposition to the pending motion for class certification on December 11, 1995. Plaintiffs' reply was filed March 19, 1996. On September 9, 1996, the Court entered an order abating the action until December 9, 1996 to permit the parties to engage in settlement negotiations.

A suit seeking monetary damages and injunctive relief by LifeFax, Inc. and Continuity Marketing Corporation, companies affiliated with Peter Halmos, in the State Circuit Court in Palm Beach County, Florida in April 1995 against Ideon, Family Protection Network, Inc., SafeCard, one of Ideon's directors and Ideon's Chief Executive Officer purporting to state various statutory and tort claims. The claims principally relate to the allegation by these companies that SafeCard's Early Warnings Service and Family Protection Network were conceived and commercialized by, among others, Peter Halmos and have been improperly copied. An amendment complaint filed on June 14, 1995 seeking monetary damages adds to the prior claims certain claims by Nicholas Rubino that principally relate to the allegation that SafeCard's Pet Registration Product was conceived by Mr. Rubino and has been improperly copied. The Company has filed an appropriate answer.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
   NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                   (continued)



NOTE 6 -- CONTINGENCIES - IDEON (continued)

A suit seeking monetary damages and declaratory relief by Peter Halmos, individually and as trustee for the Peter A. Halmos revocable trust dated January 24, 1990 and by James B. Chambers, individually and on behalf of himself and all others similarly situated against Ideon, SafeCard, each of the members of Ideon's Board of Directors, three non-board member officers of Ideon, Ideon's previous outside auditor and one of Ideon's outside counsel in the United States District Court for the Southern District of Florida in June 1995. The litigation involves claims by a putative class of purchasers of Ideon stock between December 14, 1994 and May 25, 1995 and on behalf of a separate class of all record holders of SafeCard stock as of April 27, 1995. The putative class claims are for alleged violations of the federal securities laws, for alleged breach of fiduciary duty and alleged negligence in connection with certain matters voted on at the Annual Meeting of SafeCard stockholders held on April 27, 1995. Ideon and the individual defendants have filed a motion to dismiss these claims. There has been limited discovery on class certification issues. Ideon filed its opposition to the pending motion for class certification on December 11, 1995. Plaintiffs' reply was filed March 19, 1996. On September
9, 1996, the Court entered an order abating the action until December 9, 1996 to permit the parties to engage in settlement negotiations.

A purported shareholder derivative action initiated by Michael P. Pisano, on behalf of himself and other stockholders of SafeCard and Ideon against SafeCard, Ideon, two of their officers, and Ideon's directors in United States District Court, Southern District of Florida. This litigation involves claims that the officers and directors of SafeCard have improperly refused to accede Peter Halmos' litigation and indemnification demands against Ideon. Ideon and the individual defendants have filed motions to dismiss the first amended complaint. On September 29, 1995, Pisano filed a second amended complaint which made additional allegations of waste and mismanagement against Ideon's officers and directors in connection with the Family Protection Network and PGA Tour Partner products. On December 26, 1995, Ideon filed motions to dismiss the Second Amended Complaint. On June 4 and June 19, 1996, orders were entered dismissing plaintiff's claims with prejudice for failure to join an indispensable party, Peter Halmos. On June 27, 1996, plaintiff filed a notice of appeal.

A suit seeking monetary damages filed by Peter Halmos against SafeCard, one of its directors, its former general counsel, and its legal counsel in the Circuit Court, Fifteenth Judicial Circuit, in and for Palm Beach County, Florida on August 10, 1995. This litigation involves claims by Peter Halmos for breach of fiduciary duty and constructive fraud, fraud, and negligent misrepresentation and is based on allegations arising out of the resolution of a shareholder class action lawsuit in 1991 and SafeCard's subsequent filing of an action against Halmos and his related companies in Wyoming in 1993. Plaintiff filed an amended complaint on June 26, 1996 and on July 11, 1996 Ideon moved to dismiss plaintiff's amended complaint or in the alternative to stay the action.

A declaratory judgment action by Ideon and its directors against Peter Halmos in Delaware Chancery Court, New Castle County. This action seeks a declaration regarding Ideon's advance indemnification obligations, if any, to Peter Halmos in connection with his many lawsuits. Halmos filed a motion to dismiss on jurisdictional grounds on November 17, 1995. Ideon filed a brief in opposition and an amended complaint on February 14, 1996. On April 22, 1996, Halmos filed an answer and amended counterclaims in which High Plains Capital Corporation ("High Plains") and Halmos Trading & Investment Company ("Halmos Trading") were added as additional parties. The amended counterclaims seek advancement and/or indemnification for Halmos, High Plains and Halmos Trading for certain litigations and an IRS investigation. The amended counterclaims also seek recovery against individual defendant directors based on allegations they willfully and unjustly denied Halmos indemnification and/or advancement.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
  NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                   (Continued)


NOTE 6 -- CONTINGENCIES - IDEON (continued)

A suit by High Plains against Ideon, SafeCard, two of its directors and The Dilenschneider Group, Inc. in Circuit Court in Palm Beach County, Florida. This litigation involves claims by High Plains for certain incentive compensation arising out of Halmos' affiliation with SafeCard. The complaint includes claims for breach of written agreements regarding additional services and expenses, an alternative claim for quantum meruit based on written agreement and a count for tortious interference with advantageous business relationship. Ideon filed a motion for final summary judgment. Discovery has been stayed pending a ruling on this motion.

A suit filed by High Plains against Ideon and SafeCard in Circuit Court in Broward County, Florida. This litigation involves claims by High Plains for alleged breach of oral contract, alleged violation of Florida's Uniform Trade Secrets Act, alleged misappropriation of trade secrets and for declaration that certain alleged trade secrets are property of High Plains. Ideon filed motions to dismiss and to transfer on December 15, 1995.

A suit by Peter Halmos, purportedly in the name of Halmos Trading, seeking monetary damages and specific performance against SafeCard, one of its former officers and one of Ideon's directors in Circuit Court in Broward County, Florida, making a variety of claims related to the contested lease of SafeCard's former Ft. Lauderdale headquarters. SafeCard had vacated the building, ceased making payments related to such lease and had filed counterclaims. On March 25, 1996, the parties entered into a Settlement Agreement under which Ideon made a payment of $3.8 million to settle all claims currently pending or previously brought in this lawsuit.

A suit by Lois Hekker on behalf of herself and all others similarly situated seeking monetary damages against Ideon and its former Chief Executive Officer in the United States District Court for the Middle District of Florida on July 28, 1995. The litigation involves claims by a putative class of purchasers of Ideon stock for the period April 25, 1995 through May 25, 1995 for alleged violation of the federal securities laws in connection with statements made about Ideon's business and financial performance. Defendants filed a motion to dismiss on October 2, 1995. On January 3, 1996, the court stayed all merits discovery pending rulings on the motion to dismiss and on the plaintiff's motion for class certification. On August 19, 1996, the court denied the Company's motion to dismiss. The Company's answer is currently scheduled to be filed on September 23, 1996.

A suit by First Capital Partners, Thomas F. Frist III and Patricia F. Elcan against Ideon and two of its employees in the United States District Court for the Southern District of New York. The litigation involves claims against Ideon, its former CEO and its Vice President of Investor
Relations for alleged material misrepresentations and omissions in connection with announcements relating to Ideon's expected earnings per share in 1995 and its new product sales, which included the PGA Tour Card Program, Family Protection Network and Collections of the Vatican Museums. On July 15, 1996, Ideon filed a motion to dismiss.

As noted in Note 2, the Company will establish a reserve upon the Ideon merger related, in part, to these litigation matters. The Company is also involved in certain other claims and litigation arising from the ordinary course of business, which are not considered material to the operations of the Company.

ITEM 2.              CUC INTERNATIONAL INC. AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                      Three Months Ended July 31, 1996 vs.
                        Three Months Ended July 31, 1995

The Company's overall membership base continues to grow at a rapid rate (from
51.2 million members at July 31, 1995 to 62.3 million members at July 31, 1996), which is the largest contributing factor to the 21% increase in membership revenues (from $403.8 million for the quarter ended July 31, 1995 to $487.2 million for the quarter ended July 31, 1996). While the overall membership base increased by approximately 1.4 million members during the quarter, the average annual fee collected for the Company's membership services increased by 1%. The Company divides its memberships into three categories: individual, wholesale and discount program memberships. Individual memberships consist of members that pay directly for the services and the Company pays for the marketing costs to solicit the member primarily using direct marketing techniques. Wholesale memberships include members that pay directly for the services to their sponsor and the Company does not pay for the marketing costs to solicit the members. Discount program memberships are generally marketed through a direct sales force, participating merchant or general advertising and the related fees are either paid directly by the member or the local retailer. All of these categories share various aspects of the Company's marketing and operating resources.

Compared to the previous year's second quarter, individual, wholesale and discount program memberships grew by 9%, 20% and 61%, respectively, including members which came from acquisitions completed during fiscal 1996 (members resulting from acquisitions being "Acquired Members"). Discount program memberships have incurred the largest increase from Acquired Members, principally from Advance Ross Corporation, acquired in fiscal 1996, which provides local discounts to consumers. For the quarter ended July 31, 1996, individual, wholesale and discount coupon program memberships represented 68%, 12% and 20% of membership revenues, respectively. The Company maintains a flexible marketing plan so that it is not dependent on any one service for the future growth of the total membership base.

Software revenues increased 10% from $62.3 million for the quarter ended July 31, 1995 to $68.6 million for the quarter ended July 31, 1996. Distribution revenue, which typically has low operating margins, was down from $28.6 million to $12.6 million. The Company's software operations continue to focus on the growth of selling titles through retailers. Excluding distribution revenue, core software revenue grew by 66%. Contributing to the strong software revenue growth in fiscal 1997 is the availability of a larger number of titles as well as the significant increase in the installed base of CD-ROM personal computers.

As the Company's membership services continue to mature, a greater percentage of the total individual membership base is in its renewal years. This results in increased profit margins for the Company due to the significant decrease in certain marketing costs incurred on renewing members. Improved response rates for new members also favorably impact profit margins. As a result, operating income before interest, costs related to products abandoned and restructuring, merger costs and taxes ("EBIT") increased from $68.6 million to $104 million, and EBIT margins improved from 14.7% to 18.7%.

Individual membership usage continues to increase, which contributes to additional service fees and indirectly contributes to the Company's strong renewal rate. Historically, an increase in overall membership usage has had a favorable impact on renewal rates. The Company records its deferred revenue net of estimated cancellations which are anticipated in the Company's marketing programs.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (continued)

                      Three Months Ended July 31, 1996 vs.
                        Three Months Ended July 31, 1995

Operating costs increased 14% (from $147.7 million to $168 million). The major components of the Company's membership operating costs continue to be personnel, telephone, computer processing and participant insurance premiums (the cost of obtaining insurance coverage for members). The major components of the Company's software operating costs are material costs, manufacturing labor and overhead, royalties paid to developers and affiliated label publishers and research and development costs related to designing, developing and testing new software products. The increase in overall operating costs is due principally to the variable nature of many of these costs and, therefore, the additional costs incurred to support the growth in the membership base and software sales. Historically, the Company has seen a direct correlation between providing a high level of service to its members and improved retention.

Marketing costs remained constant as a percentage of revenue (38%). This is primarily due to improved per member acquisition costs and an increase in renewing members. Membership acquisition costs incurred increased 14% (from $128.6 million to $146.1 million) as a result of the increased marketing effort which resulted in an increased number of new members acquired. Marketing costs include the amortization of membership acquisition costs and other marketing costs, which primarily consist of membership communications and sales expenses. Amortization of membership acquisition costs increased by 25% (from $127.7 million to $159.1 million). These increases resulted primarily from the costs of servicing a larger membership base and expenses incurred when selling and marketing a larger number of software titles. Other marketing costs decreased by 1% (from $51.1 million to $50.4 million). The marketing functions for the Company's consumer services are combined for its various services and, accordingly, there are no significant changes in marketing costs by service.

The Company routinely reviews all renewal rates and has not seen any material change over the last year in the average renewal rate. Renewal rates are calculated by dividing the total number of renewing members not requesting a refund during their renewal year by the total members up for renewal.

General and administrative costs decreased as a percentage of revenue (from 15% to 13%). This is a result of the Company's ongoing ability to control overhead. Interest income, net, decreased from $2.8 million to $1.8 million primarily due to cash used to fund acquisitions during fiscal 1996 and the first quarter of fiscal 1997.

Included in costs related to products abandoned and restructuring for the three months ended July 31, 1995, are special charges totaling $34.2 million related to the abandonment of certain new product developmental efforts and the related impairment of certain assets and the restructuring of the SafeCard division of Ideon and the Ideon corporate infrastructure. The charge of $34.2 million was composed of accrued liabilities of $25.6 million and asset impairments of $8.6 million. Also included in costs related to products abandoned and restructuring are marketing and operational costs incurred for Ideon products abandoned of $38.9 million.

Merger costs are non-recurring and are comprised primarily of transaction costs, professional fees and integration costs associated with the mergers of the Company with Davidson and Sierra.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                       Six Months Ended July 31, 1996 vs.
                         Six Months Ended July 31, 1995

The Company's overall membership base continues to grow at a rapid rate (from
51.2 million members at July 31, 1995 to 62.3 million members at July 31, 1996), which is the largest contributing factor to the 20% increase in membership revenues (from $786.7 million for the six months ended July 31, 1995 to $942.2 million for the six months ended July 31, 1996). While the overall membership base increased by approximately 2.7 million members during the six months ended July 31, 1996, the average annual fee collected for the Company's membership services increased by 1%. The Company divides its memberships into three categories: individual, wholesale and discount program memberships. Individual memberships consist of members that pay directly for the services and the Company pays for the marketing costs to solicit the member primarily using direct marketing techniques. Wholesale memberships include members that pay directly for the services to their sponsor and the Company does not pay for the marketing costs to solicit the members. Discount program memberships are generally marketed through a direct sales force, participating merchant or general advertising and the related fees are either paid directly by the member or the local retailer. All of these categories share various aspects of the Company's marketing and operating resources.

Compared to the previous year's first six months, individual, wholesale and discount program memberships grew by 9%, 20% and 61%, respectively, including members which came from acquisitions completed during fiscal 1996 (members resulting from acquisitions being "Acquired Members"). Discount program memberships have incurred the largest increase from Acquired Members, principally from Advance Ross Corporation, acquired in fiscal 1996, which provides local discounts to consumers. For the six months ended July 31, 1996, individual, wholesale and discount coupon program memberships represented 68%, 12% and 20% of membership revenues, respectively. The Company maintains a flexible marketing plan so that it is not dependent on any one service for the future growth of the total membership base.

Software revenues increased 17% from $110 million for the six months ended July 31, 1995 to $129.1 million for the six months ended July 31, 1996. Distribution revenue, which typically has low operating margins, was down from $41.7 million to $25.7 million. The Company's software operations continue to focus on the growth of selling titles through retailers. Excluding distribution revenue, core software revenue grew by 57%. Contributing to the strong software revenue growth in fiscal 1997 is the availability of a larger number of titles as well as the significant increase in the installed base of CD-ROM personal computers.

As the Company's membership services continue to mature, a greater percentage of the total individual membership base is in its renewal years. This results in increased profit margins for the Company due to the significant decrease in certain marketing costs incurred on renewing members. Improved response rates for new members also favorably impact profit margins. As a result, EBIT increased from $135.9 million to $185.9 million, and EBIT margins improved from 15.2% to 17.4%.

Individual membership usage continues to increase, which contributes to additional service fees and indirectly contributes to the Company's strong renewal rate. Historically, an increase in overall membership usage has had a favorable impact on renewal rates. The Company records its deferred revenue net of estimated cancellations which are anticipated in the Company's marketing programs.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (continued)

                       Six Months Ended July 31, 1996 vs.
                         Six Months Ended July 31, 1995

Operating costs increased 18% (from $277.6 million to $326.3 million). The major components of the Company's membership operating costs continue to be personnel, telephone, computer processing and participant insurance premiums (the cost of obtaining insurance coverage for members). The major components of the Company's software operating costs are material costs, manufacturing labor and overhead, royalties paid to developers and affiliated label publishers and research and development costs related to designing, developing and testing new software products. The increase in overall operating costs is due principally to the variable nature of many of these costs and, therefore, the additional costs incurred to support the growth in the membership base and software sales. Historically, the Company has seen a direct correlation between providing a high level of service to its members and improved retention.

Marketing costs remained constant as a percentage of revenue (39%). This is primarily due to maintained per member acquisition costs and an increase in renewing members. Membership acquisition costs incurred increased
18% (from $263 million to $310.4 million) as a result of the increased marketing effort which resulted in an increased number of new members acquired. Marketing costs include the amortization of membership acquisition costs and other marketing costs, which primarily consist of membership communications and sales expenses. Amortization of membership acquisition costs increased by 17% (from $272.4 million to $319.5 million). Other marketing costs increased by 23% (from $77.6 million to $95.2 million). These increases resulted primarily from the costs of servicing a larger membership base and expenses incurred when selling and marketing a larger number of software titles. The marketing functions for the Company's consumer services are combined for its various services and, accordingly, there are no significant changes in marketing costs by service.

The Company routinely reviews all renewal rates and has not seen any material change over the last year in the average renewal rate. Renewal rates are calculated by dividing the total number of renewing members not requesting a refund during their renewal year by the total members up for renewal.

General and administrative costs decreased as a percentage of revenue (from 15% to 13%). This is the result of the Company's ongoing ability to control overhead. Interest income, net, decreased from $5.8 million to $4.1 million primarily due to cash used to fund acquisitions during fiscal 1996 and the first six months of fiscal 1997.

Included in costs related to products abandoned and restructuring for the six months ended July 31, 1995, are special charges totaling $34.2 million, related to the abandonment of certain new product developmental efforts and the related impairment of certain assets and the restructuring of the SafeCard division of Ideon and the Ideon corporate infrastructure. The charge of $34.2 million was composed of accrued liabilities of $25.6 million and asset impairments of $8.6 million. Also included in costs related to products abandoned and restructuring are marketing and operational costs incurred for Ideon products abandoned of $47 million.

Merger costs are non-recurring and are comprised primarily of transaction costs, professional fees and integration costs associated with the mergers of the Company with Davidson and Sierra.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (continued)

Membership Information

The following chart sets forth the approximate number of members and net additions for the respective periods.
                                                                Net New Member
                                            Number of             Additions
Period                                       Members            for the Period
- --------------------------------------------------------------------------------
Six Months Ended July 31, 1996             62,315,000             2,665,000
Year Ended January 31, 1996                59,650,000            12,750,000*
Six Months Ended July 31, 1995             51,165,000             4,265,000**
Year Ended January 31, 1995                46,900,000             3,820,000
Quarter Ended July 31, 1996                62,315,000             1,440,000
Quarter Ended July 31, 1995                51,165,000             1,290,000

*Includes approximately 8 million Acquired Members.
**Includes approximately 2.1 million Acquired Members.

The membership acquisition costs incurred applicable to obtaining a new member, for memberships other than coupon book memberships, generally approximate the initial membership fee. Initial membership fees for coupon book memberships generally exceed the membership acquisition costs incurred applicable to obtaining a new member.

Membership cancellations processed by certain of the Company's clients report membership information only on a net basis. Accordingly, the Company does not receive actual numbers of gross additions and gross cancellations for certain types of memberships. In calculating the number of members, the Company has deducted its best estimate of cancellations which may occur during the trial membership periods offered in its marketing programs. Typically these periods range from one to three months.

Liquidity And Capital Resources; Inflation; Seasonality

Funds for the Company's operations and acquisitions have been provided through cash flow from operations. The Company also has a credit agreement, dated March 26, 1996, with certain banks signatory thereto; The Chase Manhattan Bank, N.A., Bank of Montreal, Morgan Guaranty Trust Company of New York and The Sakura Bank, Limited, as Co-Agents; and The Chase Manhattan Bank, N.A., as Administrative Agent (the "Credit Agreement"). The Credit Agreement provides for a $500 million revolving credit facility with a variety of different types of loans available thereunder. The Credit Agreement contains certain customary restrictive covenants including, without limitation, financial covenants and restrictions on certain corporate transactions, and also contains various event of default provisions including, without limitation, defaults arising from certain changes in control of the Company. The amount of borrowings available to the Company under the Credit Agreement was $500 million at July 31, 1996, as there were no borrowings under the Credit Agreement at that date. The Credit Agreement is scheduled to expired March 26, 2001.

In February 1996, Wright Express entered into a revolving credit facility agreement which has an avalaible line of $75 million of which $50 million may be used to finance working capital requirements and for general corporate and $25 million may be used for acquisition financing. This facility expires December 1, 1998.

In fiscal 1996, Sierra entered into an unsecured bank line of credit that provides for borrowing of up to $10 million, expiring August 31, 1996. The line contains covenants requiring Sierra to maintain certain financial ratios and minimum balances in cash and cash equivalents. There have been no borrowings by Sierra under this line of credit to date. This line of credit expired August 31, 1996.

All costs related to the Ideon Merger have not been reflected in the Company's supplemental financial statements but will be reflected in the consolidated statement of income during the period the merger is completed. Such costs are non-recurring and include integration and transaction costs as well as costs relating to certain outstanding litigation matters, (see Note 6 to the Supplemental Condensed Consolidated Financial Statements) giving consideration to the Company's intended approach to these matters, which are estimated by the Company's management to approximate $125.0 million ($80.0 million after tax effect). Most of the reserve is related to these outstanding litigation matters. In determining such portion, the Company estimated the cost of settling these litigation matters. In estimating such cost, the Company considered potential liabilities related to these matters and the estimated cost of prosecuting and defending them (including out-of-pocket costs, such as attorneys' fees, and the cost to the Company of having its management involved in numerous complex litigation matters). The Company is unable at this time to determine the estimated timing of the future cash outflows with respect to this liability. Although the Company has attempted to estimate the amounts that will be required to settle these litigation matters, there can be no assurance that the actual aggregate amount of such settlements will not exceed the amount of the reserve to be accrued.

                     CUC INTERNATIONAL INC. AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (continued)

Liquidity And Capital Resources; Inflation; Seasonality (continued)

The Company invested approximately $33 million in acquisitions, net of cash acquired, during the six months ended July 31, 1996. These acquisitions have been fully integrated into the Company's operations. The Company is not aware of any trends, demands or uncertainties that will have a material effect on the Company's liquidity. The Company anticipates that cash flow from operations and the Credit Agreement will be sufficient to achieve its current long-term objectives.

The Company does not anticipate any material capital expenditures for the next year. Total capital expenditures were $24 million for the six months ended July 31, 1996.

The Company intends to continue to review potential acquisitions that it believes would enhance the Company's growth and profitability. Any acquisitions paid for in cash will initially be financed through excess cash flow from operations and the Credit Agreement. However, depending on the financing necessary to complete an acquisition, additional funding may be required.

To date, the overall impact of inflation on the Company has not been material. Except for the cash receipts from the sale of coupon book memberships, the Company's membership business is generally not seasonal. Most cash receipts from these coupon book memberships are received in the fourth quarter and, to a lesser extent, in the first and the third quarters of each fiscal year. As is typical in the consumer software industry, the Company's software business is highly seasonal. Net revenues and operating income are highest during the third and fourth quarters and are lowest in the first and second quarters. This seasonal pattern is primarily due to the increased demand for the Company's software products during the year-end holiday season.

For the six months ended July 31, 1996, the Company's international businesses represented less than 5% of EBIT. Operating in international markets involves dealing with sometimes volatile movements in currency exchange rates. The economic impact of currency exchange rate movements on the Company is complex because it is linked to variability in real growth, inflation, interest rates and other factors. Because the Company operates in a mix of membership services and numerous countries, management believes currency exposures are fairly well diversified. To date, currency exposure has not been a significant competitive factor at the local market operating level. As international operations continue to expand and the number of cross-border transactions increases, the Company intends to continue monitoring its currency exposures closely and take prudent actions as appropriate.